EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2015 Results

  Revenues of $5.0 billion, $66.1 million net income
  Rush Truck Centers network expands to 21 states
  Rush’s annual Class 4-7 new truck sales outpace industry
  Declining oil prices continue to negatively impact energy sector truck sales and aftermarket revenues

SAN ANTONIO, Feb. 09, 2016 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2015, the Company achieved revenues of $5.0 billion and net income of $66.1 million, or $1.61 per diluted share, compared with revenues of $4.7 billion and net income of $80.0 million, or $1.96 per diluted share, in the year ended December 31, 2014.

“We were able to offset lost revenues from declining energy-related Class 8 truck sales with lower margin truck sales to large fleets throughout 2015.  This lower margin business combined with declining demand for aftermarket services from the energy sector and a significant decline in used truck values in the fourth quarter had a negative impact on net income and earnings,” explained W. M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises. “To help offset this decline in business we are implementing broad and significant expense reductions. However, as in past years, the cost of employee benefits and payroll taxes will negatively impact expenses in the first quarter of 2016.”

“During 2015, we continued to invest in our long-term growth strategy.  We expanded our network to 21 states through acquisitions in Georgia, Illinois and Nevada and increased service capacity in existing markets through expansion of existing facilities in California and Tennessee and construction of new facilities in Ohio and Texas.  In the area of aftermarket solutions, we substantially completed the rollout of our RushCare Rapid Parts call centers and introduced our new Momentum Fuel Technologies compressed natural gas fuel system and a new telematics offering.  We also implemented an advanced service management system throughout our network that will lead to real-time and transparent communications for customers with vehicles in our service shops,” Rush said.  “We also continue to implement improved practices in procurement, asset management, process standardization and customer satisfaction.”

“As always, I extend my thanks and congratulations to our family of employees throughout the organization for their efforts this year and continued dedication to providing our customers with exceptional service to help keep them up and running,” Rush added.

Operations

Aftermarket Solutions

Aftermarket services accounted for 64.1% of the Company’s total gross profits in 2015 with parts, service and body shop revenues reaching $1.4 billion, up 5.1% over 2014.  The Company achieved an annual absorption ratio of 115.6%.

We began to see a negative impact to overall parts and service revenues from decreased activity in the energy sector in October.  Demand from the energy sector continued to deteriorate throughout the fourth quarter as oil prices continued to fall.  We expect decreased activity in the energy sector will negatively impact aftermarket revenues in 2016.

Truck Sales

In 2015, Rush Class 8 retail sales accounted for 6.7% of the total U.S. Class 8 market, compared to 7.1% in 2014.  The Company sold 16,874 Class 8 trucks in 2015, an increase of 7% compared to 2014.

“Our geographic diversity and hard work allowed us to replace lost energy-related new Class 8 truck sales with incremental sales to large over-the-road fleets throughout the year.  However, in the fourth quarter, our Class 8 new vehicle sales decreased approximately 28%, compared to the fourth quarter of 2014,” said Rush.

ACT Research forecasts U.S. retail sales of Class 8 trucks to total 222,000 units in 2016, a 12.2% decrease from 2015 retail sales.

“Additionally, an increased supply of used trucks resulted in a sharp decrease in used truck values during the second half of 2015.  As a result, we incurred a significant write-down to used truck inventory values in the fourth quarter,” Rush explained.

“Given the decreasing freight trends, increased capacity as a result of 2015 being the best truck sales year since 2006, lower used truck values and ongoing slowness in the energy sector, we believe 2016 U.S. retail sales of Class 8 trucks could be significantly less than ACT Research currently forecasts,” explained Rush.

Rush’s U.S. Class 4-7 medium-duty truck sales reached 11,241 units in 2015, up 13% over 2014, outpacing the industry’s Class 4-7 new truck sales, which were up 8.3% in 2015.   Rush’s medium-duty new truck sales accounted for 5.2% of the total U.S. Class 4-7 market.  “Our investment in work-ready medium-duty inventory at our dealerships continues to drive strong sales performance because we can meet the immediate needs of medium-duty vocational customers.   Sales to large medium-duty fleets, primarily in the lease and rental and food and beverage industries, also contributed to our strong sales performance,” said Rush.

ACT Research forecasts U.S. retail sales for Class 4-7 vehicles are forecast to reach 218,350 units in 2016, a 0.1% increase over 2015.  “We believe our Class 4-7 truck sales will remain stable through 2016,” said Rush.

Financial Highlights

In the fourth quarter of 2015, the Company’s gross revenues totaled $1.2 billion compared to gross revenues of $1.3 billion reported for the fourth quarter of 2014. Net income for the quarter was $9.8 million, or $0.24 per diluted share, compared to $24.6 million, or $0.60 per diluted share, in the quarter ended December 31, 2014.  These results included a $6.1 million write-down of new and used truck inventory in the fourth quarter of 2015, which reduced quarterly and 2015 earnings by $.09 per diluted share.  The Company recognized a pre-tax charge of $3.4 million in its depreciation and amortization expense related to the impairment of the Company’s aircraft in the fourth quarter of 2014, which reduced quarterly and 2014 earnings by $.05 per diluted share.

For the year ended December 31, 2015, the Company’s gross revenues totaled $5.0 billion compared to gross revenues of $4.7 billion reported in 2014. The Company reported net income for the year of $66.1 million, or $1.61 per diluted share, compared with a net income of $80.0 million, or $1.96 per diluted share in 2014.

Aftermarket services revenues were $331.4 million in the fourth quarter of 2015, compared to $335.1 million in the fourth quarter of 2014.  The fourth quarter absorption ratio was 111.8% as compared to 119.3% in the fourth quarter of 2014.  The Company delivered 3,686 new heavy-duty trucks, 2,764 new medium-duty commercial vehicles, 518 new light-duty commercial vehicles and 1,882 used commercial vehicles during the fourth quarter of 2015, compared to 5,119 new heavy-duty trucks, 2,393 new medium-duty commercial vehicles, 352 new light-duty commercial vehicles and 2,213 used commercial vehicles in the fourth quarter of 2014.   Fourth quarter Class 8 retail sales accounted for 6.1% of the U.S. market as compared to 8.1% for the same time period in 2014.  Class 4-7 retail sales in the fourth quarter of 2015 accounted for 4.6% of the U.S. market as compared to 4.5% for the same time period in 2014.

Aftermarket services revenues were $1.4 billion in the year ended 2015, compared to $1.3 billion in the year ended 2014.  The Company sold 37,702 new and used commercial vehicles in 2015, a 7% increase compared to 35,352 new and used commercial vehicles in 2014.  The Company delivered 16,874 new heavy-duty trucks, 11,241 new medium-duty commercial vehicles, 1,665 new light-duty commercial vehicles and 7,922 used commercial vehicles during 2015, compared to 15,833 new heavy-duty trucks, 9,922 new medium-duty commercial vehicles, 1,704 new light-duty commercial vehicles and 7,893 used commercial vehicles during 2014.

The Company’s Rush Truck Leasing operations increased revenues by 12.6% in 2015 compared to 2014, primarily as a result of acquisitions and a successful service model that attempts to maximize uptime for contracted customers.  Including newly acquired franchises, Rush Truck Leasing now operates 72 Paclease and Idealease franchises in markets across the country with more than 7,800 trucks in its lease and rental fleet and an additional 1,345 trucks under contract maintenance agreements.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Wednesday, February 10, 2016, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 29334340 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 10, 2016.  Listen to the audio replay until February 17, 2016, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 29334340.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry.  The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with 118 dealership locations in 21 states.  These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental.  Rush Enterprises' operations also provide vehicle up-fitting, CNG fuel systems, vehicle telematics products, chrome accessories, and tires.  For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company’s services and the impact of decreased energy sector activity are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,847	$191,463
Accounts receivable, net	156,977	170,027
Note receivable affiliate	10,611	8,168
Inventories, net	1,061,198	1,024,104
Prepaid expenses and other	32,953	28,312
Asset held for sale	–	5,053

Total current assets	1,326,586	1,427,127

Investments	6,650	6,905

Property and equipment, net	1,172,824	923,080

Goodwill, net	285,041	265,145

Other assets, net	60,907	53,618

Total assets	$2,852,008	$2,675,875

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$854,758	$845,977
Current maturities of long-term debt	151,024	149,065
Current maturities of capital lease obligations	14,691	11,231
Liabilities directly associated with asset held for sale	–	6,160
Trade accounts payable	120,255	124,555
Customer deposits	22,438	44,879
Accrued expenses	83,871	92,743
Total current liabilities	1,247,037	1,274,610

Long-term debt, net of current maturities	496,731	429,189
Capital lease obligations, net of current maturities	69,074	46,019
Other long-term liabilities	5,282	4,470
Deferred income taxes, net	188,987	157,248

Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2015 and 2014	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 30,303,818 class A shares and 10,093,305 class B shares outstanding in 2015; and 29,889,332 class A shares and 9,999,122 class B shares outstanding in 2014	430	424
Additional paid-in capital	288,294	272,486
Treasury stock, at cost: 2,616,657 class B shares in 2015 and 2,560,580 class B shares in 2014	(43,368)	(41,904)
Retained earnings	599,846	533,793
Accumulated other comprehensive loss, net of tax	(305)	(460)

Total shareholders’ equity	844,897	764,339

Total liabilities and shareholders’ equity	$2,852,008	$2,675,875

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$770,630	$951,426	$3,360,808	$3,195,873
Parts and service	331,446	335,106	1,382,447	1,315,694
Lease and rental	52,233	47,401	199,867	177,561
Finance and insurance	4,777	5,429	21,150	19,988
Other	2,733	5,844	15,461	18,240
Total revenue	1,161,819	1,345,206	4,979,733	4,727,356

Cost of products sold:
New and used commercial vehicle sales	725,042	890,960	3,138,754	2,975,905
Parts and service	214,444	215,652	879,141	842,438
Lease and rental	46,649	40,561	176,891	152,967
Total cost of products sold	986,135	1,147,173	4,194,786	3,971,310
Gross profit	175,684	198,033	784,947	756,046
Selling, general and administrative	144,556	141,727	619,268	573,670
Depreciation and amortization	11,808	13,303	43,859	40,786
Gain (loss) on sale of assets	37	42	(544)	151
Operating income	19,357	43,045	121,276	141,741
Interest expense, net	3,366	2,835	13,473	11,198
Income before taxes	15,991	40,210	107,803	130,543
Provision for income taxes	6,178	15,583	41,750	50,586
Net income	$9,813	$24,627	$66,053	$79,957

Earnings per common share:
Basic	$.24	$.62	$1.64	$2.01
Diluted	$.24	$.60	$1.61	$1.96

Weighted average shares outstanding:
Basic	40,377	40,030	40,271	39,783
Diluted	41,175	41,115	41,093	40,894

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have available the same information that management uses to assess operating performance and assess capital structure of the Company.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2015	December 31, 2014
New heavy-duty vehicles	$464,739	$665,492
New medium-duty vehicles (including bus sales revenue)	208,025	175,989
New light-duty vehicles	14,734	12,653
Used vehicles	77,428	94,019
Other vehicles	5,704	3,273

Absorption Ratio	111.8%	119.3%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2015	December 31, 2014
Floor plan notes payable	$854,758	$845,977
Current maturities of long-term debt	151,024	149,065
Current maturities of capital lease obligations	14,691	11,231
Liabilities directly associated with asset held for sale		6,160
Long-term debt, net of current maturities	496,731	429,189
Capital lease obligations, net of current maturities	69,074	46,019
Total Debt (GAAP)	1,586,278	1,487,641
Adjustments:
Debt related to lease & rental fleet	(603,894)	(539,426)
Floor plan notes payable	(854,758)	(845,977)
Adjusted Total Debt (Non-GAAP)	127,626	102,238
Adjustment:
Cash and cash equivalents	(64,847)	(191,463)
Adjusted Net (Cash) Debt (Non-GAAP)	$62,779	$(89,225)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management a more accurate picture of the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2015	December 31, 2014
Net Income (GAAP)	$66,053	$79,957
Provision for income taxes	41,750	50,586
Interest expense	13,473	11,198
Depreciation and amortization	43,859	40,786
(Gain) loss on sale of assets	544	(151)
EBITDA (Non-GAAP)	165,679	182,376
Adjustment:
Interest expense associated with FPNP	(13,054)	(8,432)
Adjusted EBITDA (Non-GAAP)	$152,625	$173,944

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management a more accurate picture of its operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis.  “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2015	December 31, 2014
Net cash provided by operations (GAAP)	$227,250	$88,937
Acquisition of property and equipment	(367,790)	(260,820)
Free cash flow (Non-GAAP)	(140,540)	(171,883)
Adjustments:
Draws (payments) on floor plan financing, net	31,568	207,458
Proceeds from L&RFD	162,497	214,622
Debt proceeds related to business acquisitions	(5,645)	(43,317)
Principal payments on L&RFD	(138,813)	(112,414)
Non-maintenance capital expenditures	138,190	63,256
Adjusted Free Cash Flow (Non-GAAP)	$47,257	$157,722

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities, (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities, (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities, (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities, and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flows” and “Adjusted Free Cash Flows” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities.  “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2015	December 31, 2014
Total Shareholders' equity (GAAP)	$844,897	$764,339
Adjusted net (cash) debt (Non-GAAP)	62,779	(89,225)
Adjusted Invested Capital (Non-GAAP)	$907,676	$675,114

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226